EXHIBIT 5.2

ALLEN & OVERY

One New Change
London EC4M 9QQ
United Kingdom

	Telephone:	+44 207 330 3000
	Fax:	+44 207 330 9999

www.allenovery.com

Our Ref: CO:1130762.3

February 20, 2004

Eksportfinans ASA
Dronning Mauds gate 15
N-0250 Oslo
Norway

Eksportfinans ASA Registration Statement on Form F-3

Ladies and Gentlemen:

We have acted as special United States counsel for Eksportfinans ASA, a company incorporated under the laws of The Kingdom of Norway (Eksportfinans), in connection with the registration by Eksportfinans of the offering of Eksportfinans’s debt securities (the Securities) under the Securities Act of 1933, as amended (the Securities Act), pursuant to a registration statement on Form F-3 (the Registration Statement). The Securities will have an aggregate offering price of up to $1,860,000,000 and will be offered from time to time on a continuous or delayed basis pursuant to the provisions of Rule 415 under the Securities Act.

The Securities are to be issued pursuant to the indenture dated as of February 20, 2004 (the Indenture), between Eksportfinans and The Bank of New York, as trustee (the Trustee). The Indenture is subject to and governed by the Trust Indenture Act of 1939, as amended (the TIA).

In that connection, we have examined the Registration Statement, a copy of the Indenture filed as exhibit 4.1 to the Registration Statement and such additional documents, corporate records and other instruments as we have deemed necessary or appropriate for the purpose of this opinion.

In giving this opinion, we have assumed the following, without independent verification (i) the legal capacity of all natural persons, the authority of all persons signing each of the documents on behalf of the parties to such documents and the genuineness of all signatures; (ii) the authenticity and completeness of all documents submitted to us as originals; (iii) the conformity to original documents and the completeness of all documents submitted to or received by us as certified or conformed copies, photocopies or facsimile transmissions and the authenticity of the originals of such documents; (iv) the

To:	Eksportfinans ASA

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due authorization, execution and delivery of the Indenture; (v) that the Trustee is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified to engage in the activities contemplated by the Indenture; (vi) that the Trustee is in compliance, with respect to acting as a trustee under the Indenture, with all applicable laws and regulations; and (vii) that the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture.

Assuming that (i) the Registration Statement will have become effective under the Securities Act; (ii) the terms of the governing instruments or agreements under which the Securities are to be issued will have been duly authorized and established, and the governing instruments or agreements will have been duly executed and delivered by the parties thereto; (iii) the terms of Securities to be issued will have been duly established in conformity with any applicable governing instrument or agreement, will not violate any applicable law or result in a default under or breach of any agreement or instrument binding upon Eksportfinans and will comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over Eksportfinans; (iii) the Securities will be sold and delivered to, and paid for by, the purchasers at the prices and in accordance with the terms of an agreement or agreements duly authorized and validly executed and delivered by the parties thereto; (iv) Eksportfinans will authorize the offering and issuance of the Securities and will authorize, approve and establish the final terms and conditions thereof and of any applicable debt security or supplemental indenture and will take any other appropriate additional corporate action; and (v) notes representing the Securities will be duly executed and delivered and, to the extent required by the indenture, duly authenticated and countersigned and will be issued and sold as contemplated in the Registration Statement, the Securities, when issued by Eksportfinans in accordance with the terms of the Indenture, will be valid, binding and enforceable obligations of Eksportfinans.

The foregoing opinion is subject to (i) bankruptcy, insolvency, reorganization, fraudulent conveyance and other similar laws affecting the rights and remedies of creditors generally and to possible judicial action giving effect to governmental actions of foreign laws affecting creditors’ rights; and (ii) the effect of general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law. We express no opinion as to the enforceability of any indemnification or contribution provisions that may violate any law, rule, regulation or public policy. Moreover, the enforceability of provisions to the effect that terms may not be waived or modified except in writing may be limited under certain circumstances.

We are expressing no opinion as to any obligations that parties other than Eksportfinans, as applicable, may have under or in respect of the Securities or as to the effect that their performance of such obligations may have upon any of the matters referred to above.

We wish to point out with reference to obligations stated to be payable in a currency other than U.S. dollars that effective enforcement of a foreign currency claim in the courts of the State of New York or the U.S. Federal courts sitting in the State of New York may be limited by requirements that the claim (or foreign currency judgment in respect of the claim) be converted into U.S. dollars at the rate of exchange prevailing on the date of the judgment or decree by the New York court or U.S. Federal court.

We express no opinion as to whether a United States Federal or State court outside the State of New York would give effect to the choice of New York law. We do not express any opinion herein concerning any law other than the law of the State of New York. In particular, we do not purport to pass on any matter governed by the laws of The Kingdom of Norway. We undertake no responsibility to update or supplement this opinion.

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We know that we are referred to under the heading “Legal Matters” in the Prospectus forming a part of the Registration Statement, and we hereby consent to such use of our name in the Registration Statement and any amendments (including post-effective amendments) thereto, to the incorporation by reference of this opinion and consent in any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act, and to the filing of this opinion with the Registration Statement as Exhibit 5.2 thereto. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act.

Very truly yours,

/s/ ALLEN & OVERY